Exhibit 10.1

CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT

THIS CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is entered into between Blake Davis (the “Executive”) and The GEO Group, Inc. (“GEO”) (collectively, the “Parties”), as follows:

Terms and Conditions

1. Separation of Employment. Executive hereby acknowledges that Executive’s employment with GEO will be terminated effective May 14, 2021 (the “Separation Date”). Executive will be paid all accrued wages through and including the Separation Date.

2. Consideration. In consideration for the release in paragraph 3 below as well as Executive’s adherence to the continuing covenants in this Agreement and those set forth in Section 8 of the Senior Officer Employment Agreement between Executive and GEO, dated April 11, 2020) (the “Employment Agreement”). Employment Agreement, and in full satisfaction of all final payments due Executive from GEO under the Employment Agreement or otherwise, and following both: (i) the Executive’s signing of this Agreement and the Reaffirmation (the Reaffirmation is to be signed on the last day of Executive’s employment and is attached hereto as Exhibit “A” (the “Reaffirmation”)); and (ii) expiration of the Revocation Period set forth in paragraph 24 below and in paragraph 8 of the Reaffirmation, the Parties agree (a) to enter into the Consultant Agreement attached hereto as Exhibit “B” and incorporated herein by reference and made a part hereof (b) GEO shall pay Executive $41,666.66 per month for 24 months (less any applicable taxes and withholdings) (the “Consulting Payment”); (c) GEO shall vest any unvested stock options, and restricted stock at date of Separation provided however, that any unvested Equity Award that is subject to performance based vesting at the time of such termination shall be forfeited (the “Accelerated Vesting”); and (d) GEO shall transfer to Executive all interest in the automobile used by Executive during his employment with GEO and still being used at the Separation Date pursuant to GEO’s Employee Automobile Policy and pay up to Eighty Two Thousand Five Hundred Dollars ($82,500) of any outstanding loans or leases on such automobile with Executive paying any remaining balance owed so that Executive owns the automobile outright (the “Automobile Transfer”), with GEO withholding any applicable taxes and withholdings in connection with the Automobile Transfer from the first Consulting Payment. For purposes of this Agreement, the Consulting Payment, the Accelerated Vesting and the Automobile Transfer shall collectively be referred to as the “Termination Payments.”

3. Release. In exchange for the Termination Payments, Executive releases and gives up any and all waivable claims and rights that Executive may have against GEO, its parents, subsidiaries, affiliates and divisions, and each of their respective past and present officers, directors, members, shareholders, Executives, agents, representatives, consultants, fiduciaries, attorneys, insurers, benefit plans, plan administrators and joint venture partners, and all of their respective predecessors, successors and assigns (collectively, “Releasees”). This releases all waivable claims resulting from anything that has happened up through the date that Executive signs this Agreement, including those claims of which Executive is not aware and those not specifically mentioned in this Agreement, regardless of whether such claims are asserted or unasserted, suspected or unsuspected, accrued or not yet accrued. Without limiting the generality

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of the foregoing, Executive specifically releases all claims relating to: (i) Executive’s employment by GEO, the terms and conditions of such employment, Executive benefits related to Executive’s employment, the termination of Executive’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (ii) any and all claims of discrimination (including harassment), whistleblowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals forty (40) years of age or older who waive their rights under the ADEA do so knowingly and voluntarily), the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Americans with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, the Pregnancy Discrimination Act (“PDA”), the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act (“EPA”), the Family and Medical Leave Act, as amended (“FMLA”), The Families First Coronavirus Response Act (“FFCRA”), the Fair Labor Standards Act (“FLSA”), the Executive Retirement Income Security Act (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the National Labor Relations Act (“NLRA”), the Families First Coronavirus Relief Act (“FFCRA”), the Florida Civil Rights Act of 1992 (“FCRA”) f/k/a Human Rights Act of 1977, § 725.07, Fla. Stat., any and all claims/actions for retaliation that have been or could have been raised under Florida’s Workers’ Compensation statute (Florida Statute § 440.205), the Florida Private Sector Whistle-Blower Act (Fla. Stat. § 448.101-105), the Florida Equal Pay Act, any claims under Fla. Stat. § 448.08 for unpaid wages, and waivable rights under the Florida Constitution, or any state or local discrimination (including harassment), whistle blowing or retaliation law; (iii) any and all waivable claims for unpaid wages under any state or local law; (iv) any and all claims for violation of any state or local wage and hour law; (v) any and all waivable rights under the Constitution of the state in which Executive resides or performed work for GEO; (vi) any and all claims for wrongful discharge; (vii) any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages; (viii) any and all claims under any contract, whether express or implied, including, but not limited to, the Employment Agreement; (ix) any and all claims for unintentional or intentional torts, emotional distress and pain and suffering; (x) any and all claims for violation of any statutory or administrative rules, regulations, ordinances or codes; (xi) any and all claims for attorneys’ fees, paralegals’ fees, costs, disbursements, wages, leave, bonuses, benefits, vacation and/or the like, and (xii) any and all claims to any equity interest in GEO or any of its affiliates. Executive represents that Executive knows of no claim against the Releasees that Executive has that has not been released by this paragraph. Executive understands and agrees that this Agreement is binding on Executive and on anyone who succeeds to Executive’s rights. Executive further understands that this Agreement and incorporated general release does not waive rights or claims that may arise after the date that this Agreement is signed by him or rights or claims that cannot be waived as a matter of law (such as claims for unemployment compensation benefits and workers’ compensation benefits).

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4. Taxes and Indemnification. Executive agrees to pay any and all taxes (other than GEO’s share of payroll taxes) found to be owed from the Termination Payments and to indemnify and hold GEO harmless for any federal, state and local tax liability, including taxes, interest, penalties or the like, and required withholdings, which may be or are asserted against or imposed upon the Releasees by any taxing authority as a result of Executive’s non-payment of taxes for which Executive is legally responsible. Executive understands and agrees that any necessary tax documentation, such as IRS Form W-2s, may be filed by GEO with regard to monies paid under this Agreement. Executive and GEO acknowledge that nothing herein shall constitute tax advice to the other party.

5. Confidentiality.

i. Return of Confidential and/or Proprietary Information; and GEO Property. Executive shall promptly return all GEO property, including but not limited to trade secrets, confidential and/or proprietary information, whether prepared by Executive or otherwise belonging to GEO (“Confidential and/or Proprietary Information”), books, records, equipment, computers, telecommunication equipment, supplies and/or files in Executive’s possession or under Executive’s control to GEO and shall not retain any copies or other reproductions, or extracts thereof, electronic or otherwise, including all memoranda, notes, reports, and documents, whether in “hard copy” form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof. Notwithstanding the foregoing, GEO agrees that Executive may retain his GEO issued cellular phone and the laptop computer he received from the Eastern Region.

ii. Confidentiality of Agreement. Executive agrees not to disclose at any time in the future any of the terms of this Agreement, except: (a) as may be required by law; and, (b) to Executive’s spouse, attorney and/or tax and financial advisors, provided that the individual first agrees to keep this information confidential. Executive acknowledges and agrees that any other disclosure regarding the terms of this Agreement would constitute a material breach of the Agreement. If Executive is compelled by legal subpoena or court order to provide information covered by this paragraph 5, prior to such disclosure, Executive will immediately provide GEO a copy of such judicial order or subpoena, by hand delivery and e-mail, to Christopher D. Ryan, Executive Vice President, Human Resources, 4955 Technology Way,, Boca Raton, Florida 33431, Fax: 561 443 3870, e-mail: cryan@geogroup.com. Executive agrees to provide GEO with a reasonable opportunity to intervene to assert what rights it may have to non-disclosure, prior to any response to the order or subpoena. However, nothing in this paragraph is intended to, nor should be construed to limit Executive’s rights as outlined in paragraph 8 below.

iii. Defend Trade Secrets Act Notice. Executive acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

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6. Incitement of Claims/Participation in Claims. Executive agrees that Executive will not encourage or incite any person including, but not limited to, other current or former Executives of GEO to disparage, assert any complaint or claim in federal or state court against Releasees (except as outlined in paragraph 8 below). Executive also agrees not to participate, cooperate or assist in any manner, whether as a witness, expert, consultant or otherwise, in any lawsuit, complaint, charge or other proceeding involving GEO or any of the other Releasees as a party unless requested to do so by GEO, compelled by subpoena or court order, or as outlined in paragraph 8 below. Executive acknowledges that any incitement of others to file such claims or participation in such claims by Executive (except as outlined in paragraph 8 below) would constitute a material breach of this Agreement. Further, Executive warrants and represents that Executive is unaware of any other person who may have a claim or cause of action against the Releasees for any reason.

7. Cooperation. Executive agrees, upon the request of GEO or any of the other Releasees, to reasonably cooperate in any investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during Executive’s tenure with GEO. Executive will remain reasonably available to consult with counsel for GEO and any of the other Releasees, to provide information, and to appear to give testimony. To the extent permitted by law, GEO will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in extending such cooperation, so long as Executive provides advance written notice of Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

8. Non-Interference. Nothing in this Agreement shall interfere with Executive’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency or commission (“Government Agencies”). Further, Executive does not release the right to recover a bounty or reward from the SEC in connection with the disclosure of information associated with any investigation conducted by the SEC, if applicable. However, the consideration provided to Executive in this Agreement shall be the sole relief provided to Executive for the claims that are released by Executive herein and Executive will not be entitled to recover and agrees to waive any monetary benefits or recovery against Releasees in connection with any such claim, without regard to who has brought such claim.

9. No Claims Filed. Executive represents and warrants that Executive has not filed any claims or causes of action against any of the Releasees, including, but not limited to, any charges of discrimination (including harassment) or retaliation with any federal, state or local agency or court. Executive’s representation to same constitutes a material inducement for GEO entering into this Agreement. In the event Executive has filed such a claim or cause of action, it will be considered a material breach of the terms of this Agreement.

10. Complete/Agreement Survival. The Parties agree that this Agreement and incorporated release sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except that the post-employment obligations contained in the Employment

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Agreement (including the restrictions set forth in the Employment Agreement) and the Arbitration Agreement entered into by Executive on April 11, 2020 (“Arbitration Agreement”), shall survive the execution of this Agreement and Executive’s termination of employment, and shall remain in full force and effect. Executive acknowledges and understands that Executive’s post-termination obligations under paragraphs 5, 6, 7 and 13 of this Agreement and those contained in Section 8 of the Employment Agreement and Arbitration Agreement survive termination of Executive’s employment with GEO.

11. Sufficiency of Consideration; Severability. Executive agrees that the Termination Payments are made in exchange for and constitutes good and valuable consideration for Executive’s execution of this Agreement. Should a court of competent jurisdiction determine that the general release set forth in paragraph 3 above and/or in paragraph 3 of the Reaffirmation is invalid, void and/or unenforceable, then Executive agrees that GEO’s obligations under this Agreement shall be null and void and Executive shall return the Termination Payments to GEO. If any other provisions in this Agreement are held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Executive under the ADEA.

12. Acknowledgment. Executive acknowledges that Executive has been advised in writing to consult with an attorney before signing this Agreement; acknowledges and understands that the general release contained in paragraph 3 above effectively waives all claims under the ADEA; agrees that this Agreement complies with the OWBPA; and acknowledges that Executive has been afforded the opportunity to consider the terms of this Agreement for a period of twenty-one (21) days prior to its execution. Executive understands that Executive may use as much or as little of this twenty-one (21) day review period as desired. The Parties agree that any material or non-material changes made to this Agreement after Executive receives this Agreement do not restart the running of the twenty-one (21) day period. Executive acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that Executive enters into this Agreement without reliance upon any other representation, promise or inducement not set forth herein. Executive acknowledges and represents that Executive assumes the risk for any mistake of fact now known or unknown, and that Executive understands and acknowledges the significance and consequences of this Agreement. Executive further acknowledges that Executive has read this Agreement in its entirety; that Executive fully understands all of its terms and their significance; and that Executive has signed the Agreement voluntarily, knowingly and of Executive’s own free will. Executive further affirms that Executive has been provided and/or has not been denied any leave requested under the FMLA or applicable state or local law and has not suffered any workplace injuries or occupational diseases. Executive represents that: (a) no part of the monies paid pursuant to paragraph 2 of this Agreement is a payment related to sexual harassment or sexual abuse as set forth in Section 162(q) of the Internal Revenue Code; and that (b) Executive does not contend and is not aware of any facts to suggest Executive has been subjected at any time to any acts of sexual harassment or sexual abuse by GEO. Executive acknowledges that GEO has relied on Executive’s representations in this paragraph 12 in agreeing to make the Termination Payments. Notwithstanding this paragraph 12, and without limiting the scope of the general release in paragraph 3, nothing in this paragraph prohibits Executive from disclosing any facts or claims pertaining to incidents of sexual harassment or sexual abuse. The Parties hereby acknowledge and agree that affiliates of GEO are intended third-party beneficiaries of this Agreement and shall be entitled to enforce its terms directly against Executive to the same extent as if they were party hereto.

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13. Non-Disparagement. Executive agrees and warrants that at no time in the future will he make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions that in any way defame GEO or any of the other Releasees, or in any way, directly or indirectly, cause or encourage the making of such statements, or the taking of such actions, by anyone else, including, but not limited to, other current or former Executives of the Releasees (except as outlined in paragraph 8 above). Executive acknowledges that (except as outlined in paragraph 8 above) any incitement of others to defame the Releasees would constitute a material breach of this Agreement. In the event such a communication is made to anyone, including but not limited to, the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement.

14. Breach. Executive acknowledges that if Executive materially breaches or threatens to materially breach this Agreement, discloses and/or uses GEO’s Confidential and/or Proprietary Information, breaches the confidentiality and cooperation provisions of this Agreement, breaches the restrictive covenants of the Employment Agreement, and/or commences a suit, action, proceeding or complaint in contravention of this Agreement and waiver of claims (except as outlined in paragraph 8 above), GEO’s obligations to provide Executive the Termination Payments and/or provide the benefits referred to above shall immediately cease and GEO shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to or on behalf of Executive under this Agreement. Further, nothing in this Agreement shall prevent GEO from pursuing an injunction to enforce the provisions of paragraphs 5, 6, 7 and 13 above or the restrictive covenants in the Employment Agreement. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Executive under the ADEA.

15. Non-Admission. The Parties understand that the Termination Payments and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise by any entity or any person.

16. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ representatives, agents, successors, assigns, heirs, attorneys, current and future affiliates, and predecessors.

17. Enforcement. If either party breaches this Agreement, or any dispute arises out of or relating to this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees, paralegals’ fees and costs, at all levels, including appeal. In the event of any litigation arising out of this Agreement, the exclusive venue shall be in Palm Beach County, Florida and shall be governed by the laws of the State of Florida, without regard to its choice of law principles, except where the application of federal law applies, and shall be decided by an arbitrator in accordance with the provisions of the Arbitration Agreement entered into by the Parties. Nothing in this paragraph is intended to, nor shall be construed to apply to any contrary rights of Executive under the ADEA.

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18. Transfer of Claims. Executive represents and warrants that Executive has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any claims released in paragraph 3 above. Executive agrees to indemnify and hold the Releasees harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys’ fees, paralegals’ fees and costs, at all levels), causes of action or judgments based on or arising out of any such undisclosed assignment or transfer. Executive further warrants that there is nothing that would prohibit Executive from entering into this Agreement.

19. Execution of Necessary Documents. Each party shall, upon the request of the other, execute and re-execute, acknowledge and deliver this Agreement and any and all papers or documents or other instruments, as may be reasonably necessary to implement the terms hereof with any formalities as may be required and, otherwise, shall cooperate to fulfill the terms hereof and enable the other party to effectuate any of the provisions of this Agreement.

20. No Waiver/All Rights Are Cumulative. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement.

21. Construction. The Parties expressly acknowledge that they have had equal opportunity to negotiate the terms of this Agreement and that this Agreement shall not be construed against the drafter.

22. Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

23. Electronic Transmissions and Counterparts. This Agreement may be executed in several counterparts and by electronic transmissions (e-mail, facsimile and/or scanner) and all so executed shall constitute one Agreement, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.

24. Right of Revocation. Executive has the right to revoke Executive’s release of claims arising under the ADEA within seven (7) days after Executive’s execution of this Agreement (“Revocation Period”) by giving notice in writing of such revocation to GEO, attention: Christopher D. Ryan, Executive Vice President, Human Resources, 4955 Technology Way, Boca Raton, Florida 33431, Fax: 561 443 3870, e-mail: cryan@geogroup.com. As such, the Executive’s release of claims arising under the ADEA will not become effective until the eighth (8th) day following Executive’s signing of this Agreement. In the event that Executive timely revokes Executive’s release of claims arising under the ADEA: (i) the portion of paragraph 3 above addressing the release of claims arising under the ADEA will be deemed null and void; and (ii) the Termination Payments promised to the Executive in paragraph 2 above will be reduced by ninety-five 95% (the percentage attributed to the release of the ADEA claim). All other provisions of this Agreement shall remain in full force and effect, including the waiver of all other claims as set forth in paragraph 3 above.

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25. Section 409A. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, GEO shall have no liability with regard to any failure to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment. In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then GEO and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, GEO determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

Executive represents and warrants that Executive: (i) has read this Agreement in its entirety; (ii) has been offered a period of twenty-one (21) days to review the Agreement; (iii) has been advised in writing to consult with an attorney; and (iv) fully understands all of terms and conditions of the Agreement, and voluntarily and knowingly assents to all such terms and conditions.

EXECUTIVE:	COMPANY:

Blake Davis	The GEO Group, Inc.

/s/ Blake Davis	By:	/s/ George C. Zoley
Signature		George C. Zoley Chairman of the Board, Chief Executive Officer
Date: 4/15/21	Date:	4-15-21

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Exhibit “A”

REAFFIRMATION

1. This reaffirmation (the “Reaffirmation”) is the reaffirmation referred to in paragraph 2 of the Confidential Separation and General Release Agreement (the “Separation Agreement”) between Blake Davis (“Executive”) and The GEO Group, Inc. (“GEO”). The Executive previously executed the Separation Agreement on April 14, 2021.

2. Executive hereby affirms the validity and effect of the Separation Agreement, including but not limited to the general release of the Releasees (as defined in the Separation Agreement and Paragraph 3 herein), and agrees and acknowledges that the terms and conditions of the Separation Agreement are incorporated herein, as if fully restated herein. Executive also affirms that Executive is not in default of any provision of the Separation Agreement.

3. In exchange for both the Termination Payments set forth in paragraph 2 of the Separation Agreement and an additional One Hundred Dollars ($100.00), Executive releases and gives up any and all waivable claims and rights that Executive may have against GEO, its parents, subsidiaries, affiliates and divisions, and each of their respective past and present officers, directors, members, shareholders, Executives, agents, representatives, consultants, fiduciaries, attorneys, insurers, benefit plans, plan administrators and joint venture partners, and all of their respective predecessors, successors and assigns (collectively, “Releasees”). This releases all waivable claims resulting from anything that has happened up through the date that Executive signs this Reaffirmation, including those claims of which Executive is not aware and those not specifically mentioned in this Reaffirmation, regardless of whether such claims are asserted or unasserted, suspected or unsuspected, accrued or not yet accrued. Without limiting the generality of the foregoing, Executive specifically releases all claims relating to: (i) Executive’s employment by GEO, the terms and conditions of such employment, Executive benefits related to Executive’s employment, the termination of Executive’s employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (ii) any and all claims of discrimination (including harassment), whistleblowing or retaliation in employment (whether based on federal, state or local law, statutory or decisional), including without limitation, all claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”) (this release is meant to comply with the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 621 et seq., which statute was enacted to, among other things, ensure that individuals forty (40) years of age or older who waive their rights under the ADEA do so knowingly and voluntarily), the Worker’s Adjustment and Retraining Notification Act (“WARN”), Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Americans with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, the Pregnancy Discrimination Act (“PDA”), the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act (“EPA”), the Family and Medical Leave Act, as amended (“FMLA”), The Families First Coronavirus Response Act (“FFCRA”), the Fair Labor Standards Act (“FLSA”), the Executive Retirement Income Security Act (“ERISA”) (other than claims with regard to vested benefits), Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act (“OSHA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the National Labor Relations Act (“NLRA”), the Families First Coronavirus Relief Act (“FFCRA”), the Florida Civil Rights Act of 1992 (“FCRA”) f/k/a Human Rights Act of 1977, § 725.07, Fla. Stat., any and all claims/actions for retaliation that have been or could have

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been raised under Florida’s Workers’ Compensation statute (Florida Statute § 440.205), the Florida Private Sector Whistle-Blower Act (Fla. Stat. § 448.101-105), the Florida Equal Pay Act, any claims under Fla. Stat. § 448.08 for unpaid wages, and waivable rights under the Florida Constitution, or any state or local discrimination (including harassment), whistle blowing or retaliation law; (iii) any and all waivable claims for unpaid wages under any state or local law; (iv) any and all claims for violation of any state or local wage and hour law; (v) any and all waivable rights under the Constitution of the state in which Executive resides or performed work for GEO; (vi) any and all claims for wrongful discharge; (vii) any and all claims for damages of any kind whatsoever, including without limitation compensatory, punitive, treble, liquidated and/or consequential damages; (viii) any and all claims under any contract, whether express or implied, including, but not limited to, the Employment Agreement (as defined in the Separation Agreement); (ix) any and all claims for unintentional or intentional torts, emotional distress and pain and suffering; (x) any and all claims for violation of any statutory or administrative rules, regulations, ordinances or codes; (xi) any and all claims for attorneys’ fees, paralegals’ fees, costs, disbursements, wages, leave, bonuses, benefits, vacation and/or the like, and (xii) any and all claims to any equity interest in GEO or any of its affiliates. Executive represents that Executive knows of no claim against the Releasees that Executive has that has not been released by this paragraph. Executive understands and agrees that this Reaffirmation is binding on Executive and on anyone who succeeds to Executive’s rights. Executive further understands that this Reaffirmation and incorporated general release does not waive rights or claims that may arise after the date that this Reaffirmation is signed by Executive or rights or claims that cannot be waived as a matter of law (such as claims for unemployment compensation benefits and workers’ compensation benefits.

4. Executive represents and warrants that since the Executive’s signing of the Separation Agreement, Executive has not: (a) filed or initiated any legal proceedings against any of the Releasees and that no such proceedings have been initiated on Executive’s behalf; (b) assigned, transferred, pledged or otherwise disposed of or conveyed to any third party any right or claim against any of the Releasees which has been released in the Separation Agreement or this Reaffirmation, or (c) directly or indirectly assisted any third party in filing, causing or assisting to be filed, any claim against the Releasees.

5. This Reaffirmation shall not be modified unless in writing and signed by both the Executive and GEO. Executive agrees that the Separation Agreement and this Reaffirmation set forth all the promises and agreements between the Executive and GEO and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as set forth in the Separation Agreement and this Reaffirmation.

6. Executive acknowledges that Executive has been advised in writing to consult with an attorney before signing this Reaffirmation; and has been afforded the opportunity to consider the terms of the Reaffirmation and incorporated waiver of claims for a period of twenty-one (21) days prior to its execution. Executive understands that Executive may use as much or as little of the twenty-one (21) day period as desired. Executive acknowledges that no representation, promise, or inducement has been made other than as set forth in the Separation Agreement and this Reaffirmation, and that Executive enters into this Reaffirmation knowingly without reliance upon any other representation, promise, or inducement that is not set forth in the Separation Agreement and herein. Executive acknowledges and represents that Executive assumes the risk

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for any mistake of fact now known or unknown, and that Executive understands and acknowledges the significance and consequences of the Separation Agreement and this Reaffirmation. Executive further acknowledges that Executive has read the Reaffirmation in its entirety; that Executive fully understands all of their terms and their significance; and that Executive has signed the Reaffirmation voluntarily, knowingly and of Executive’s own free will. Executive further affirms that, as of the date of this Reaffirmation, Executive has been paid and/or has received all leave (paid or unpaid), compensation, bonuses and/or benefits to which Executive may be entitled from GEO and that no other leave (paid or unpaid), compensation, bonuses and/or benefits are due to Executive from GEO, other than that which is promised in the Separation Agreement and this Reaffirmation. Executive further affirms that Executive has been provided and/or has not been denied any leave requested under the FMLA or any similar state or federal law and has not suffered any workplace injuries.

7. Executive understands that if Executive does not sign and return this Reaffirmation to the GEO following the Separation Date (as referenced in the Separation Agreement), Executive shall not be entitled to the Termination Payments set forth in Paragraph 2 of the Separation Agreement; or (ii) to enter into the Consultant Agreement referenced in paragraph 2 of the Separation Agreement, although the Separation Date shall remain unaltered.

8. Executive has the right to revoke Executive’s release of claims arising under the ADEA that arose after the Executive’s execution of the Separation Agreement within seven (7) days after Executive’s execution of this Reaffirmation (“Revocation Period”) by giving notice in writing of such revocation to GEO, attention: Christopher D. Ryan, Executive Vice President, Human Resources, One Park Place, Suite 700, 621 N.W. 53rd Street, Boca Raton, Florida 33487, Fax: 561 443 3870, e-mail: cryan@geogroup.com. As such, the Executive’s release of claims arising under the ADEA will not become effective until the eighth (8th) day following Executive’s signing of this Reaffirmation. In the event that Executive timely revokes Executive’s release of claims arising under the ADEA: (i) the portion of paragraph 3 of this Reaffirmation addressing the release of claims arising under the ADEA will be deemed null and void; and (ii) the Termination Payments promised to the Executive in paragraph 2 of the Separation Agreement will be reduced by ninety-five 95% (the percentage attributed to the release of the ADEA claim). All other provisions of this Reaffirmation shall remain in full force and effect, including the waiver of all other claims as set forth in paragraph 3 above.

9. It is intended that the provisions of this Reaffirmation are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Reaffirmation shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, GEO shall have no liability with regard to any failure to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Reaffirmation providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Reaffirmation, references to a “termination,” “termination of employment” or like terms shall mean Separation from Service. If under this Reaffirmation, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each

Executive’s Initials	11	GEO’s Initials

installment shall be treated as a separate payment. In the event that the Executive is a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Reaffirmation constitutes deferred compensation under Code Section 409A, then GEO and the Executive shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, GEO determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Code Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period to catch up to the original payment schedule.

Employee represents and warrants that Employee has read this Reaffirmation in its entirety, has been offered a period of twenty-one (21) days to review this Reaffirmation and incorporated release, and has been advised in writing herein to consult with an attorney, fully understands all of the terms, and voluntarily and knowingly assents to all terms and conditions.

EXECUTIVE:	COMPANY:

Blake Davis	The GEO Group, Inc.

By:
Signature		George C. Zoley Chairman of the Board, Chief Executive Officer
Date:_______________	Date:	_______________

Executive’s Initials	12	GEO’s Initials

Exhibit B

CONSULTANT AGREEMENT

This Consultant Agreement (the “Consultant Agreement”), effective as of May 15, 2021 (the “Effective Date”), is by and between Blake Davis (“Consultant”), and The GEO Group, Inc. (“GEO”), a Florida corporation with its primary place of business at One Park Place, Suite 700, 621 N.W. 53rd Street, Boca Raton, Florida 33487. For purposes of this Consultant Agreement, GEO includes any and all GEO subsidiaries. Consultant and GEO are collectively, the “Parties” and individually, a “Party.”

In consideration of the mutual promises herein contained, GEO and Consultant agree as follows:

1.	SCOPE OF SERVICES

Consultant shall provide consulting services for GEO with respect to contracted detention, correctional, residential reentry, electronic monitoring, transportation and youth services facilities within the United States. Accordingly, Consultant shall provide one or more of the following services:

A.	Business Development

1.	Assist in identifying and/or promoting new contracted detention, correctional, residential reentry, mental health, transportation and youth services for GEO;

2.	Review any and all pending legislation regarding or affecting new contracted service opportunities, and advise GEO with respect to same;

3.	Meet with government officials as necessary to promote GEO’s legislative and/or contractual interests, including interests related to new business opportunities;

4.	Facilitate, and upon request, attend meetings between GEO and governmental executive staff, legislative members, and departmental staff related to new business opportunities;

5.	Meet with GEO staff, as requested, to discuss the design, financing, construction and/or operation of newly identified projects;

6.	Assist GEO in finding suitable locations for any newly identified projects;

7.	Provide any and all other related assistance requested by GEO to assist GEO in submitting proposals for new projects, consistent with the services outlined herein.

B.	Contract Administration Assistance – Existing

1.	Meet with client representatives, in coordination with GEO, to discuss client objectives, changes in policies, GEO performance and GEO business interests;

2.	Monitor the facility occupancy levels in order to promote full use of GEO owned and/or operated facilities;

3.	Monitor funding for GEO facilities to assure continuity in funding for GEO;

4.	Promote the positive contributions of contracted detention, correctional, residential reentry, mental health, transportation and youth services by GEO;

5.	Assist GEO in obtaining contract extensions and per diem increases;

Executive’s Initials	13	GEO’s Initials

6.	Monitor client funding requests to the legislature as they apply to GEO facilities, determine the adequacy of the requested funding, and advise GEO with respect to such funding levels;

7.	Attend meetings with GEO staff, as requested;

8.	Meet key state or federal executive and legislative officials with respect to the promotion and continuation of GEO’s existing contract interests;

9.	Schedule meetings with client representatives and other public officials, as requested by GEO.

2.	TERM OF AGREEMENT

Subject to having met the terms and conditions of the Confidential Separation and General Release Agreement entered into between the Parties on April 14, 2021 (the “Separation Agreement”) and the Reaffirmation referenced in the Separation Agreement, this Consultant Agreement shall commence upon the Effective Date set forth above and shall continue through May 14, 2023 (the “Term”), unless extended by mutual agreement in writing or terminated earlier by either party with not less than 30 days’ prior written notice.

3.	TERM OF PAYMENT

Consultant shall be compensated for his services pursuant to the terms of the Separation Agreement between the Parties. No other monies shall be due to the Consultant other than as set forth in the Separation Agreement. Upon any termination of this Agreement, the balance of the payments due to Consultant shall continue to be paid in accordance with the terms of the Separation agreement.

4.	RIGHTS AND DATA

A.

Consultant agrees that all data, including drawings, designs, prints, photographs, specifications, test data tabulation, completed forms, reports, proposals, and all other information furnished by GEO to Consultant for use in connection with the performance of this Consultant Agreement or emanating from the work called for under this Consulting Agreement (collectively, “GEO Data”) shall be and remain the sole property of GEO; provided, however, GEO agrees that Consultant may keep his current GEO issued cellular phone and laptop computer that he received from the Eastern Region. GEO Data that qualifies as Confidential GEO Information, as defined below, provided to Consultant shall be governed by the obligations of confidentiality in Section 5, data security and privacy best practices, and restrictions against disclosure at least as restrictive as those contained in this Section and Section 5 of this Consultant Agreement. Consultant further agrees that all GEO Data not considered Confidential GEO Information shall be kept in confidence and not disclosed to third parties, excepting that certain data, as appropriate, may be disclosed to appropriate agencies/departments in connection with the performance of this Agreement. Consultant agrees that GEO Data shall not be used for any other purposes or disclosed to any other parties except with the prior written consent of GEO. At the conclusion of the work hereunder, Consultant shall deliver all GEO Data to GEO and shall be fully responsible for the care and protection of GEO Data until such delivery.

Executive’s Initials	14	GEO’s Initials

B.	Consultant will, and will cause its employees and/or, agents to:

1.	Wipe clean the device memory on all equipment and machines on which GEO Data is placed, at the time of disposal, sale or recycling, as applicable;

2.

Sanitize storage media, as well as temporary files and back up files on which GEO Data is stored, at the time Consultant’s retention timeframe for archival or audit purposes expires, and shall certify such destruction to GEO in writing;

3.

Upon completion or termination of the Services to be furnished under this Consultant Agreement, return and, or, destroy all remaining GEO Data in accordance with Consultant’s record retention and destruction policies.

5.	CONFIDENTIALITY

A.

“Confidential GEO Information” means any GEO Data or information provided under this Consultant Agreement by GEO to Consultant that is commercially valuable, confidential, proprietary, or a trade secret. Confidential GEO Information, however, shall not include information that is or was, at the time of the disclosure:

1.	Generally known or available to the public;

2.	Received by Consultant from a third-party;

3.	Already in Consultant’s possession prior to the date of GEO’s disclosure; or

4.	Independently developed by Consultant.

These exceptions apply in each case as long as the information was not delivered to or obtained by Consultant as a result of any breach of this Consultant Agreement, law, or any contractual, ethical, or fiduciary obligation owed to GEO.

B.	Consultant agrees:

1.	Not to disclose Confidential GEO Information to any other person, firm, or entity without first obtaining GEO’s express written consent; and

2.

That Consultant shall at all times use the same standard of care to protect Confidential GEO Information as it uses to protect Consultant’s own confidential information of a similar nature, but not less than a commercially reasonable standard of care.

C.

Consultant shall hold all Confidential GEO Information and all GEO Data in trust and confidence for GEO, and shall not use any GEO Data other than for the benefit of GEO. If Consultant becomes subject to a court order for the release of Confidential GEO Information and/or GEO Data, or is otherwise legally compelled to release any information related to GEO, Consultant shall use its best efforts to provide GEO with as much advance notice as possible of the information’s prospective release, to the extent permitted by applicable laws, to enable GEO to petition for protective concealment or to otherwise oppose the disclosure of the GEO Data and/or Confidential GEO Information.

D.

Consultant further agrees that the unauthorized disclosure of Confidential GEO Information is a material breach of this Consultant Agreement that may result in irreparable harm to GEO. In such cases, payment of money damages is inadequate and difficult to ascertain. Consultant agrees, therefore, that GEO may, at its sole option, seek immediate injunctive relief in any court of competent jurisdiction enjoining any further such breach, and Consultant consents to the entry of judgment for injunctive relief.

Executive’s Initials	15	GEO’s Initials

6.	CONFIDENTIALITY OF AGREEMENT

The terms and conditions of this Consultant Agreement shall remain confidential between the Parties hereto, and neither Party shall disclose to any third party such terms and conditions, except as may be required by law or request of GEO’s client.

7.	STATUS AND RESPONSIBILITY; NATURE OF RELATIONSHIP

Consultant shall perform services for GEO as an independent contractor and not as an agent of GEO. It shall be the responsibility of the Consultant to perform all services assigned hereunder in conformity and strict compliance with all applicable laws, rules and regulations of the United States, the several states, and any foreign country, including but not limited to compliance with the Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act (“UKBA”). Consultant further agrees to perform all services assigned hereunder in conformity and strict compliance with all applicable GEO policies, including but not limited to 1.1.12 Anti-Bribery Policy, 1.1.15 Code of Business Conduct and Ethics, 1.1.16 Gift Policy, 1.3.2 Confidentiality of Information Available to Consultants and Contractors Policy, and 3.2.10 Sexual and Workplace Harassment.

During the Term of this Consultant Agreement and notwithstanding anything contained herein to the contrary regarding Consultant’s duties hereunder, the Parties hereto agree that this Consultant Agreement does not in any way create a joint venture, partnership or principal/agent relationship between GEO and Consultant. Unless expressly or specifically authorized in a writing executed by both Parties hereto, neither Party shall act or attempt to act, represent themselves, directly or by implication, as agent for the other, or in any manner assume or create, or attempt to assume or create, any obligation on behalf or in the name of the other Party.

Consultant shall be responsible for any required state or local lobbying registration and reporting requirements – including coordinating with GEO and its other retained lobbyists for preparation and filing of lobbyist employer or principal reports.

8.	CONFLICT OF INTEREST

A.	During the Term of this Consultant Agreement:

1.

Consultant shall not have any direct or indirect financial interest in any company, firm, corporation or other entity which competes with GEO in the provision of contracted detention, correctional, residential reentry, mental health, transportation or youth services. For purposes of this Agreement, a ‘direct or indirect financial interest’ shall mean any interest which exceeds five percent (5%) of the value of such company, firm, corporation or other entity.

2.

Consultant shall not engage in any activity, directly or indirectly, alone or in association with any other person, company, firm, corporation or entity, which competes with or assists another to compete with GEO in the provision of contracted detention, correctional, residential reentry, mental health, transportation and youth services.

B.

During the Term of this Consultant Agreement and at all times thereafter, Consultant is prohibited from accepting any compensation, in any form whatsoever, from any contractor, subcontractor, consultant, or other person, company, firm, corporation or other entity participating with GEO in a design-build and/or operational project which arises during the Term of this Consultant Agreement.

Executive’s Initials	16	GEO’s Initials

C.

Consultant acknowledges that the breach of the provisions of this Section 8 by Consultant will cause GEO to suffer significant competitive and economic damages and that any such breach will entitle GEO to seek legal damages and/or equitable relief in an appropriate court of law.

9.	ENTIRE AGREEMENT; AMENDMENTS

This instrument contains the entire agreement between the Parties hereto with respect to the consulting transactions contemplated herein and may not be modified or amended except by the mutual written agreement of the Parties.

10.	CONSTRUCTION; SEVERABILITY

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions will remain in effect.

11.	WAIVER

A waiver by either party of any of the terms and conditions of this Agreement in one or more instances will not constitute a waiver of any other terms and conditions.

12.	REPRESENTATION

Consultant represents that the relationship, services, and compensation set forth in this Agreement are lawful and in strict accordance with all applicable laws and regulations of the jurisdiction(s) identified in Section 1, above. Consultant acknowledges that GEO has relied upon Consultant’s representation to such effect in entering into this Consultant Agreement. In the event any part or all of the terms and conditions of this Consultant Agreement are deemed to be contrary to such applicable laws or regulations of the identified jurisdiction(s), the Parties hereto agree that such part or all of this Consultant Agreement shall be deemed null and void, and no services or compensation shall be due with respect to same.

13.	ASSIGNMENT

Neither Party hereto may assign its rights, duties and obligations hereunder without written consent to the other Party.

14.	COUNTERPARTS

This Consultant Agreement will be executed in two or more counterparts, each of which shall be considered one and the same instrument.

[Signature Page Follows]

Executive’s Initials	17	GEO’s Initials

IN WITNESS WHEREOF, the undersigned authorized Parties affix their signatures effective the date first written above.

BLAKE DAVIS

THE GEO GROUP, INC.

George C. Zoley
Chairman of the Board, Chief Executive Officer

Executive’s Initials	18	GEO’s Initials